For the Year   For the Year
                                                    Ended           Ended
                                                 December 31,   December 31,
                                                     1999           1998
                                                 ---------------------------

Average common share outstanding - Basic          6,956,929      6,024,773

Net effect of dilutive stock options and/or
 warrants - based on the treasury method
 using average market price                               0              0
                                                 -------------------------

Average common share outstanding - Diluted        6,956,929      6,024,773
                                                 =========================

Loss from continuing operations                 ($2,829,346)   ($1,646,795)

Preferred stock dividend                                  0              0
                                                 -------------------------

Loss applicable to common stockholders          ($2,829,346)   ($1,646,795)
                                                 =========================